Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Longduoduo Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	Equity	Common	457(a)	146,079,853	$1.00	$146,079,853	$0.0000927	$13,541.60
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts				$146,079,853		$13,541.60
		Total Fees Previously Paid (1)						$13,541.60
		Total Fee Offsets						$-
		Net Fee Due						$-

(1)	A registration fee of $13,541.60 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on November 10, 2021. Accordingly, no registration fee is being paid with this Amendment No. 2 to the Registration Statement.